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                                                                      Exhibit 11

                           RICHARDS, LAYTON & FINGER
                           A PROFESSIONAL ASSOCIATION
                                ONE RODNEY SQUARE
                              920 NORTH KING STREET
                           WILMINGTON, DELAWARE 19801
                                  (302)651-7700
                                FAX (302)651-7701
                                   WWW.RLF.COM


                                 April 13,2007


The Gabelli Healthcare & Wellness(Rx) Trust
One Corporate Center
Rye, New York 10580

            Re: The Gabelli Healthcare & Wellness(Rx) Trust

 Ladies and Gentlemen:

             We have acted as special Delaware counsel for The Gabelli Healthcare & Wellness(Rx) Trust, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

             We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

             (a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on February 20, 2007, as amended by the Certificate of Amendment to the Certificate of Trust as filed in the office of the Secretary of State on April 5, 2007 (as amended, the "Certificate of Trust");

             (b) The Agreement and Declaration of Trust, dated as of February 20, 2007, among the trustees of the Trust named therein, as amended as of April 5, 2007 (the "Trust Agreement");

             (c) The Registration Statement (the "Registration Statement") on Form N-14, relating to, among other things, the common shares of the Trust (each, a "Share" and collectively, the "Shares"), to be filed by the Trust with the Securities and Exchange Commission on or about the date hereof; and
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The Gabelli Healthcare & Wellness(Rx) Trust
April 13, 2007
Page 2

             (d) A Certificate of Good Standing for the Trust, dated April 13, 2007, obtained from the Secretary of State.

             As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.

             Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

             With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

             For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation,
(iii) the legal capacity of natural persons, other than the Trust, who are parties to the documents examined by us, (iv) that each of the parties, other than the Trust, to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each person to whom a Share is to be issued by the Trust (collectively, the "Shareholders") for such Share and the payment for such Share, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for their contents, other than this opinion.

             This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

             Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
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The Gabelli Healthcare & Wellness(Rx) Trust
April 13, 2007
Page 3


             1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C.
Section 3801, et. seq.

             2. The Shares of the Trust will represent validly issued, fully paid and nonassessable beneficial interests in the assets of the Trust.

             We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,


                                          /s/ Richards, Layton & Finger, P.A.


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